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UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
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In re: :	Case No. 22-10260 (LGB)
:
ATLAS FINANCIAL HOLDINGS, INC., : :	Chapter 15
Debtor in a Foreign Proceeding. :
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ORDER (I) RECOGNIZING CAYMAN PROCEEDING AS A FOREIGN MAIN
PROCEEDING (II) ENFORCING THE SCHEME OF ARRANGEMENT
WITHIN THE UNITED STATES AND (III) GRANTING RELATED RELIEF
Upon consideration of the Official Form B 401 Chapter 15 Petition for Recognition of a Foreign Proceeding [ECF No. 1] (the “Petition”) and Verified Petition Under Chapter 15 of the Bankruptcy Code for Recognition of Cayman Proceeding As Foreign Proceeding, Enforcement of the Scheme of Arrangement Within the United States and Related Relief [ECF No. 2] (the “Verified Petition,”1 and together with the Petition, the “Chapter 15 Petition”) filed by Atlas Financial
Holdings, Inc., as the duly appointed foreign representative (in such capacity, the “Foreign Representative”) for itself as the debtor (the “Foreign Debtor”) in a foreign proceeding, commenced in the Cayman Islands on January 4, 2022, pursuant to section 86 of the Companies Act (2021 Revision) (the “Companies Act”) and pending before the Grand Court of the Cayman
Islands (the “Cayman Court”), Financial Services Division, as Cause No. FSD 3 of 2022, (the “Cayman Proceeding”) in connection with its scheme of arrangement (the “Scheme”), as well
1 Capitalized terms used but not defined in this Order have the meanings given to them in the Verified Petition.

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as upon consideration of (i) the Memorandum of Law in Support of Verified Petition of the Foreign
Representative for Recognition of Cayman Proceeding As Foreign Proceeding, Enforcement of Scheme of Arrangement Within the United States, Approval of the Procedure Governing Closing of This Chapter 15 Case and Related Relief [ECF No. 7] (the “Memorandum of Law”), (ii) the
Declaration of R. Craig Martin Regarding Determination of Foreign Law [ECF No. 6]; and (iii) the Declaration of Foreign Expert in Support of Verified Petition Under Chapter 15 for Order and
Final Decree Granting Recognition of Foreign Proceeding and Enforcement of the Scheme of Arrangement Within the United States [ECF No. 4] in support of the Chapter 15 Petition, and after due and sufficient notice of and hearing on the Verified Petition,
THE COURT FINDS AND CONCLUDES AS FOLLOWS:2
A.This Court has jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference of the United States District Court for the Southern District of New York, dated January 31, 2012, Reference M-431. In re Standing Order of Reference
Re: Title 11, 12 Misc. 00032 (S.D.N.Y. Jan. 31, 2012) (Preska, C.J.).
B.This is a core proceeding under 28 U.S.C. § 157(b)(2)(P).
C.Venue is proper in this District under 28 U.S.C. § 1410.
2 The findings and conclusions set forth in this Order constitute the Court’s findings of fact and conclusions of law under Bankruptcy Rule 7052, made applicable to this proceeding under Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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D.Due and sufficient notice of the Chapter 15 Petition and the hearing thereon was given, which notice is adequate for all purposes, and no other or further notice need be given.
E.This chapter 15 case was properly commenced in accordance with 11 U.S.C. §
1504.
F.The Chapter 15 Petition meets all requirements of 11 U.S.C. § 1515.
G.The Foreign Representative is a “person” within the meaning of 11 U.S.C. § 101(41) and 1517(a)(2) and is the duly appointed “foreign representative” of the Foreign Debtor within the meaning of 11 U.S.C. § 101(24).
H.The Foreign Debtor is eligible for chapter 15 relief under 11 U.S.C. §§ 109(a) and
1501(c).
I.The Cayman Proceeding is a “foreign proceeding” under 11 U.S.C. § 101(23).
J.The Cayman Proceeding is pending in the Cayman Islands, which is the location of the Foreign Debtor’s “center of main interests,” and, therefore, the Cayman Proceeding is a “foreign main proceeding” within the meaning of 11 U.S.C. § 1502(4).
K.The Cayman Proceeding is entitled to recognition as a “foreign main proceeding” because it meets the requirements of 11 U.S.C. § 1517.
L.Recognition of the Cayman Proceeding as a foreign main proceeding is not contrary to the public policy of the United States.
M.The Foreign Representative and the Foreign Debtor are automatically entitled to the relief available under 11 U.S.C. § 1520.

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N.The Foreign Representative and the Foreign Debtor are entitled to the additional assistance and discretionary relief requested in the Verified Petition, as applicable, under 11 U.S.C.
§§ 1507 and 1521, including application of the exemption provided for under 11 U.S.C. § 1145. The relief requested in the Verified Petition and granted in this Order will not cause undue hardship or inconvenience to any party in interest. To the extent any hardship or inconvenience may result to such parties, it is outweighed by the benefits of the requested relief to the Foreign Debtor, its creditors and other parties in interest.
O.The Scheme has been approved and sanctioned in the Cayman Proceeding, cancelling the Notes, permitting the issuance of New Notes and providing for releases of certain claims as set forth in detail in the Scheme, in each case on the terms set forth in the Scheme.
P.The cancellation of the Notes, the issuance of the New Notes, in exchange of the Notes and on a one-for-one basis, is an essential element of the Scheme and is in the best interests of the Foreign Debtor, its creditors, including those affected by the Scheme, and all other parties in interest. The New Notes will be issued under the Scheme in exchange for and in full and final settlement of claims against the Foreign Debtor and the terms and conditions of the New Notes are fair and reasonable and were fully disclosed to parties in interest. The issuance of the New Notes satisfies the requirements for exemption under 11 U.S.C. § 1145 and is deemed to be a “public offering” as set forth in 11 U.S.C. § 1145(c).
Q.The relief granted in this Order will, in accordance with 11 U.S.C. § 1507(b), reasonably assure: (i) the just treatment of all holders of claims against or interests affected by the Scheme in the Foreign Debtor’s property; (ii) the protection of claim holders in the United States against prejudice and inconvenience in the processing of claims in the Cayman

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Proceeding; (iii) the prevention of preferential or fraudulent dispositions of property of the Foreign Debtor; and (iv) the distribution of proceeds of the Foreign Debtor’s property substantially in accordance with the order prescribed by title 11 of the United States Code.
R.The relief granted in this Order is necessary and appropriate to effectuate the purpose of chapter 15 of title 11 of the United States Code and to protect the assets of the Foreign Debtor and the interests of its creditors, is consistent with the public policy of the United States and furthers international comity. Absent such relief, the Cayman Proceeding and the Foreign Debtor’s efforts may be thwarted by the actions of individual creditors that are Scheme creditors, which would frustrate delay and ultimately jeopardize the implementation of the Note
Restructuring sanctioned by the Grand Court.
S.All creditors and other parties in interest, including the Foreign Debtor, are sufficiently protected in the relief granted in this Order in compliance with section 11 U.S.C. § 1522(a).
T.The relief granted in this Order is necessary and the injunction contained in this order (i) is within the Court’s jurisdiction to grant, (ii) is essential to the success and objectives of the Cayman Proceeding and the Scheme and (iii) confers material benefits on, and is in the best interests of, the Foreign Debtor, its creditors and all other parties in interest.
U.As a matter of comity, it is appropriate to assist in the enforcement of the terms of the Scheme as set forth in this Order.
    NOW, THEREFORE, IT IS HEREBY ORDERED:
1.The Verified Petition is GRANTED as provided in this Order.

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2.To the extent any objections, responses or reservations of rights were filed to the relief requested in the Chapter 15 Petition, and not otherwise withdrawn, such objections, responses and reservations of rights are hereby overruled.
3.The Cayman Proceeding is hereby recognized as a foreign main proceeding in accordance with 11 U.S.C. § 1517 and is given its full force and effect.
4.The Foreign Representative is recognized as the “foreign representative” as defined in 11 U.S.C. § 101(24) in respect of the Cayman Proceeding.
5.All relief automatically afforded to foreign main proceedings under 11 U.S.C. §
1520 is hereby granted.
6.The Scheme and the Sanction Order are hereby recognized, granted comity and given full force and effect within the territorial jurisdiction of the United States on a final basis and are binding and enforceable, in accordance with the terms of the Scheme and the Sanction Order, on the following parties (the “Affected Parties”): the Foreign Debtor, all of the Scheme Creditors and each of their respective heirs, successors, assigns, trustees, subsidiaries, affiliates, officers, directors, agents, employees, representatives, attorneys, beneficiaries, guardians and similar officers or any persons claiming through the right of any such persons or entities, whether or not such creditor voted for or against, consented to be bound by or participated in the Scheme, and Wilmington Trust, National Association, (“Wilmington Trust”) as indenture trustee and any successor thereof; provided, however, that the foregoing shall not enjoin any party from bringing an action to enforce the terms of the Scheme, the Sanction Order or any document, instrument or agreement executed to implement the Scheme.
7.As of the Restructuring Effective Date (as that term is defined in the Scheme), and except as otherwise provided in this Order, all Affected Parties are permanently enjoined and

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restrained from taking any actions inconsistent with the Scheme or interfering with the enforcement and implementation of the Scheme, including, without limitation, commencing, continuing or enforcing any action or legal proceeding based on claims, liabilities and causes of actions released in the Scheme, as set forth in the Scheme.
8.Nothing in this Order shall enjoin a police or regulatory act of a governmental unit, including a criminal action or proceeding, as contemplated by 11 U.S.C. § 1521(d).
9.The administration or realization of all or part of the assets of the Foreign Debtor within the territorial jurisdiction of the United States is entrusted in the Foreign Representative.
10.Pursuant to 11 U.S.C. § 1145, the New Notes issued under, and in accordance with, the Scheme shall be exempt from registration under section 5 of the Securities Act of 1933, as amended, and any applicable state or local securities laws, and such issuance shall be deemed a
“public offering” under 11 U.S.C. § 1145(c). The New Notes shall be freely tradeable by the recipients thereof, subject to (a) the provisions of 11 U.S.C. § 1145(b) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of the New Notes; (c) the restrictions, if any, on the transferability of the New Notes set forth in the Foreign Debtor’s organizational documents; and (d) applicable regulatory approval, if any.
11.Wilmington Trust, in its capacity as indenture trustee for the Notes, is authorized to cancel the Notes as may be required, and the Foreign Debtor is directed to provide reasonable cooperation for the completion of such actions.

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12.As a condition precedent to the cancellation of the Notes, the Foreign Debtor shall:
(i) pay the reasonable and documented fees, costs and expenses of Wilmington Trust (including Wilmington Trust’s attorneys’ fees, costs and expenses) incurred in its capacity as indenture trustee in connection with the Cayman Proceeding, this chapter 15 case and in connection with the implementation of the transactions provided for in the Scheme and this Order, in cash on or before the Restructuring Effective Date; and (ii) reimburse Wilmington Trust for any future fees, costs and expenses that it incurs (including Wilmington Trust’s attorneys’ fees, costs and expenses) in connection with the implementation of the Scheme and this Order when and as would be required by the Indenture.
13.Wilmington Trust, in its capacity as indenture trustee, is authorized to deliver the New Notes and any other related documentation to be distributed by the Foreign Debtor, and take all other actions reasonable and necessary to ensure that creditors receive such distributions, all as provided for in the Scheme.
14.The Verified Petition satisfies the requirements of Bankruptcy Rule 5009(c), and, therefore, the Foreign Representative’s obligation to submit a final report in connection with the closure of this chapter 15 case has been fulfilled. The Foreign Representative is authorized to seek entry of the order closing this chapter 15 case by filing and serving a notice of presentment, provided that such notice of presentment is filed on or after the later of (i) the Restructuring Effective Date and (ii) April 11, 2022, which date is no less than thirty (30) days after the filing of the certificate of service of the Verified Petition.
15.The Foreign Representative shall serve this Order pursuant to paragraph 5 of the
Order (I) Scheduling Hearing on (A) the Chapter 15 Petition and Recognition of Cayman

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Proceeding As Foreign Proceeding, (B) Enforcement of the Scheme of Arrangement Within the
United States and (C) Procedure Governing Closing of This Chapter 15 Case, (II) Specifying Form And Manner Of Service Of Notice And (III) Granting Related Relief [ECF No. 5].
16.Notwithstanding any provision to the contrary including, but not limited to, Bankruptcy Rules 1018 and 7062, (a) this Order shall be final, non-appealable and effective immediately and enforceable upon its entry; (b) the Foreign Representative is not subject to any stay in the implementation, enforcement or realization of the relief granted in this Order; and (c) the Foreign Representative is authorized and empowered, and may in its discretion and without further delay, take any action and perform any act necessary to implement and effectuate the terms of this Order.
17.This Order is without prejudice to the Foreign Representative requesting any additional relief in this chapter 15 case.
18.This Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the Chapter 15 Petition, relief requested therein, the implementation, enforcement or modification of this Order and any requests for additional relief.

Dated: March 30, 2022 New York, New York
/s/ Lisa G. Beckerman
HONORABLE LISA G. BECKERMAN
UNITED STATES BANKRUPTCY JUDGE